Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan, 2020 Incentive Award Plan, and 2020 Employee Stock Purchase Plan of Aligos Therapeutics, Inc. of our report dated August 25, 2020 (except for the effects of the reverse stock split described in Note 1, as to which the date is October 9, 2020), with respect to the consolidated financial statements of Aligos Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-249077) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

October 20, 2020

A member firm of Ernst & Young Global Limited